As filed with the Securities and Exchange Commission on May 10, 2011.
Registration No. __-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
The Timken Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0577130 (I.R.S. Employer Identification No.)
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
(Address of Principal Executive Offices Including Zip Code)
The Timken Company 2011 Long-Term Incentive Plan
(Full Title of the Plan)
Scott A. Scherff
Corporate Secretary and VP Ethics and Compliance
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
(330) 438-3000
(Name, Address and Telephone Number of Agent For Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Securities to	Amount to be	Offering	Aggregate	Registration
be Registered	Registered	Price Per Share	Offering Price	Fee
Common Stock, without par value	7,000,000 (1)(2)	$52.26 (3)	$365,820,000 (3)	$42,472

(1)	Represents the maximum number of shares of common stock, without par value (“Common Shares”), of The Timken Company (the “Registrant”) issuable pursuant to The Timken Company 2011 Long-Term Incentive Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on May 5, 2011, within five business days prior to filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I is included in documents sent or given to participants in The Timken Company 2011 Long-Term Incentive Plan pursuant to Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed February 22, 2011;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed May 2, 2011; and
(c)	The description of the Common Shares contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating that description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the Common Shares being offered under this Registration Statement has been passed upon for the Registrant by Mr. Scott A. Scherff. Mr. Scherff is the Corporate Secretary and VP Ethics and Compliance of the Registrant. As of May 1, 2011, Mr. Scherff held 3,911 Deferred Dividend Shares and Restricted Shares and had been granted options to purchase another 19,150 Common Shares.

Item 6. Indemnification of Directors and Officers.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard of the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons. Article IV of the Registrant’s Amended Regulations provides that it shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law, and may indemnify its agents beyond that point if determined by the directors, under various conditions and subject to various qualifications, and reads as follows:
     Section 1. Indemnification
     The Corporation shall indemnify, to the fullest extent then permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Corporation shall indemnify any such agent (as opposed to any Director, officer or employee) of the Corporation to an extent greater than that required by law only if and to the extent that the Directors may, in their discretion, so determine; and provided, further, that the Corporation shall not be required hereby to indemnify any person with respect to any action, suit or proceeding that was initiated by such person unless such action, suit or proceeding was initiated by such person to enforce any rights to indemnification arising hereunder and such person shall have been formally adjudged to be entitled to indemnity by reason hereof. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Articles of Incorporation or any agreement, vote of shareholders or of disinterested Directors or otherwise, both as to action in official capacities and as to action in another capacity while he is a Director, officer, employee or agent at the Corporation, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 2. Insurance
     The Corporation may, to the full extent then permitted by law, purchase and maintain insurance on behalf of any persons described in Section 1 of this Article IV against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability.
     Section 3. Indemnification Agreements
     The Corporation may, to the fullest extent then permitted by law, enter into indemnification agreements with any person described in Section 1 of this Article IV.
     The Registrant has entered into contracts with some of its directors and officers that indemnify them against many of the types of claims that may be made against them. The Registrant also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in its Amended Regulations.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended Articles of Incorporation of The Timken Company (effective April 16, 1996) (incorporated herein by reference to Exhibit 4(a) to the Registrant’s Registration Statement on Form S-8 (Commission No. 333-02553) filed with the Commission on April 16, 1996)

4.2	Amended Regulations of The Timken Company (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-01169) filed with the Commission on August 5, 2010)

4.3	The Timken Company 2011 Long-Term Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 001-01169) filed with the Commission on March 23, 2011)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, state of Ohio, on this 10th day of May, 2011.

THE TIMKEN COMPANY
By:	/s/ William R. Burkhart
William R. Burkhart
Senior Vice President and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 10, 2011	*
James W. Griffith
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: May 10, 2011	*
Glenn A. Eisenberg
Executive Vice President — Finance and
Administration (Principal Financial Officer)

Date: May 10, 2011	*
J. Ted Mihaila
Senior Vice President and Controller
(Principal Accounting Officer)

Date: May 10, 2011	*
John M. Ballbach
Director

Date: May 10, 2011	*
Phillip R. Cox
Director

Date: May 10, 2011	*
John A. Luke, Jr.
Director

Date: May 10, 2011	*
Joseph W. Ralston
Director

Date: May 10, 2011	*
John P. Reilly
Director

Date: May 10, 2011	*
Frank C. Sullivan
Director

Date: May 10, 2011	*
John M. Timken, Jr.
Director

Date: May 10, 2011	*
Ward J. Timken
Director

Date: May 10, 2011	*
Ward J. Timken, Jr.
Director

Date: May 10, 2011	*
Jacqueline F. Woods
Director

*	This Registration Statement has been signed on behalf of the above officers and directors by William R. Burkhart, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: May 10, 2011	By:	/s/ William R. Burkhart
William R. Burkhart, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended Articles of Incorporation of The Timken Company (effective April 16, 1996) (incorporated herein by reference to Exhibit 4(a) to the Registrant’s Registration Statement on Form S-8 (Commission No. 333-02553) filed with the Commission on April 16, 1996)

4.2	Amended Regulations of The Timken Company (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-01169) filed with the Commission on August 5, 2010)

4.3	The Timken Company 2011 Long-Term Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 001-01169) filed with the Commission on March 23, 2011)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney